EXHIBIT 23(d)
CONSENT OF FINANCIAL ADVISOR
May 26, 2006
Board of Directors
West Pointe Bancorp, Incorporated
5701 West Main Street
Belleville, Illinois 62226
          Re: Registration Statement on Form S-4 of Commerce Bancshares, Inc.
Ladies and Gentlemen:
Reference is made to our opinion letter, dated April 12, 2006, with respect to the fairness, from a financial point of view, to the holders of the common stock of West Pointe Bancorp, Incorporated (“West Pointe”) of the right to receive the per share consideration to be paid by Commerce Bancshares, Inc. (“Commerce”) in connection with the merger of West Pointe with and into a subsidiary of Commerce pursuant to an Agreement and Plan of Merger between West Pointe and Commerce and certain related parties.
The foregoing opinion letter is provided for the information and assistance of the Board of Directors of West Pointe in connection with their consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that West Pointe has determined to include our opinion in the above-referenced Registration Statement. Our opinion is not intended to, and may not, be relied upon by Commerce or its stockholders.
In that regard, we hereby consent to the reference to our opinion under the captions “Background of Negotiations”, “Reasons for the Merger” and “Opinion of West Pointe Financial Advisor” in, and to the inclusion of such opinion as Appendix C to, the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. By giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Stifel, Nicolaus & Company, Incorporated